 Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 19, 2015, is entered into by and between TabacaleraYsidron, Inc., a Nevada corporation ("Parent" or "Surviving Corporation") and Mount TAM Biotechnologies, Inc., a Nevada corporation ("Mount Tam").

RECITALS

A. Mount Tam is a wholly-owned subsidiary of the Parent;

B. The boards of directors of Parent and deem it advisable and in the best interests of their respective companies and shareholders that Mount Tam be merged with and into Parent, with Parent remaining as the surviving corporation under the name “Mount Tam Biotechnologies, Inc.”

C. The board of directors of Mount Tam has approved the plan of merger embodied in this Agreement; and

D. The board of directors of Parent has approved the plan of merger embodied in this Agreement.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

1. THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Mount Tam shall be merged with and into the Parent in accordance with the applicable laws of the State of Nevada (the “Merger”).  The separate existence of Mount Tam shall cease, and Parent shall be the surviving corporation under the name “Mount TAM Biotechnologies, Inc.” and shall be governed by the laws of the State of Nevada.

1.2 The Effective Date.  The Merger shall become effective on the date and at the time (the “Effective Date”) that:

(a) the Articles of Merger, pursuant to NRS 92A.200 (the “Articles of Merger”) in substantially the form previously circulated among the Board of Directors of the Parent and Mount Tam that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; and

(b) after satisfaction of the requirements of the laws of the State of Nevada.

1.3 Articles of Incorporation.  On the Effective Date, the Articles of Incorporation of the Surviving Corporation, as amended and, in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of the Parent, as the Surviving Corporation, shall be amended to state that the name of the corporation is “Mount TAM Biotechnologies, Inc.”

1.4 Bylaws.  On the Effective Date, the Bylaws of Parent, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5 Directors and Officers.  The directors and officers of the Parent immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2. CONVERSION OF SHARES

2.1 Common Stock of Parent.  Upon the Effective Date, each share of Parent's common stock, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Date shall remain unchanged in the hands of the holder thereof as an issued and outstanding share of the Surviving Corporation’s common stock, par value $0.0001 per share (“Survivor Stock”).

2.2 Common Stock of Mount Tam.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Mount Tam, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled.

2.3 Exchange of Certificates.  Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3. EFFECT OF THE MERGER

3.1 Rights, Privileges, Etc.  On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Parent and Mount Tam; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Parent and Mount Tam on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed; title to any real estate, or any interest therein vested in Parent or Mount Tam, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Parent and Mount Tam shall be preserved unimpaired, and all liens upon the property of Parent or Mount Tam shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

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3.2 Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Mount Tam such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Mount Tam and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Mount Tam or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. GENERAL

4.1 Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of Parent and Mount Tam.

4.2 Amendment.  At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of both Parent and Mount Tam.

4.3 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

4.4 Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

[Remainder of page left blank intentionally. Signatures follow.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date set forth above.

TABACALERAYSIDRON, INC.,
a Nevada corporation

By:	/s/ Timothy Powers
Name: Timothy Powers
Title: Chief Executive Officer

MOUNT TAM BIOTECHNOLOGIES, INC.,
a Nevada corporation

By:	/s/ David R. Wells
Name: David R. Wells
Title: Chief Executive Officer and President

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